# *Delaware*

*The First State*

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BOOMERANG SYSTEMS, INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF NOVEMBER, A.D. 2010, AT 1:29 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

0880364 8100

101116618

You may verify this certificate online at corp.delaware.gov/authver.shtml

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 8376535

DATE: 11-23-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:29 PM 11/23/2010
FILED 01:29 PM 11/23/2010
SRV 101116618 - 0880364 FILE

AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
OF BOOMERANG SYSTEMS, INC.

Adopted in accordance with the provisions of Section 242
of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of Boomerang Systems, Inc. (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by striking out the introductory sentence to Article FOURTH thereof in its entirety and by substituting in lieu thereof the following new introductory sentence to Article FOURTH:

> FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is Four-Hundred-One Million (401,000,000) shares, of which Four-Hundred Million (400,000,000) shares, of a par value of $.001 per share, shall be designated "Common Stock", and One Million (1,000,000) shares, of a par value of $.01 per share, shall be designated "Preferred Stock."

2. That such amendment has been duly adopted by the written consent of the holders of not less than a majority of the outstanding stock entitled to vote thereon and that prompt written notice of the corporate action has been given to those stockholders who have not consented in writing, all in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

Dated: November 23 2010

BOOMERANG SYSTEMS, INC.

By: ____________________
Name: Christopher Mulraney
Title: President